EXHIBIT 10.2

SECOND AMENDMENT
TO THE
AK STEEL HOLDING CORPORATION
STOCK INCENTIVE PLAN

(as amended and restated as of October 16, 2008)

Pursuant to the power of amendment reserved to the Board of Directors of AK Steel Holding Corporation in Section 11.1 of the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of October 16, 2008) (the “Plan”), the Plan is hereby amended as follows effective as the dates indicated below:

(1)	Effective as of October 22, 2009, Section 6.8 is changed in its entirety to read as follows:

“6.8           Termination of Employment.  Except as hereinafter provided, Options granted under the Plan may not be exercised by any person, including a transferee of any rights under an Option Award, unless the Participant is then in the employ of the Company and unless the Participant has remained continuously so employed since the date of grant of the Option.  Subject to the duration set forth in Section 6.4, Options shall be exercisable as follows unless otherwise provided by the Committee:

(a)           in the case of a Participant’s death, any outstanding Options which have not yet vested in accordance with the applicable Option Award Agreements shall immediately vest and be exercisable:

(i)           if the Participant’s death occurs while employed by the Company, by the Beneficiary or representative during a period of three (3) years following the date of the Participant’s death; or

(ii)           if the Participant’s death occurs after his Retirement, but before the third anniversary of his Retirement, by the Beneficiary or representative on or before the third anniversary of his Retirement;

(b)           in the case of the Participant’s Disability, any outstanding Options which have not yet vested in accordance with the applicable Option Award Agreements shall immediately vest and be exercisable by the Participant or by the Participant’s appointed representative during a period of three (3) years following the date of the Participant’s last day worked;

(c)           in the case of the Participant’s Retirement, any outstanding Options which have not yet vested shall continue to vest in accordance with the applicable Option Award Agreements and such vested Options shall be exercisable by the Participant during a period of  three (3) years following the date of the Participant’s last day worked;

(d)           in the case of a Participant’s involuntary termination of employment:

(i)           if such termination is for reasons other than Cause, any outstanding Options which have not yet vested shall continue to vest in accordance with the applicable Option Award Agreements and such vested Options shall be exercisable by the Participant during a period of three (3) years following the date of the Participant’s last day worked; or

(ii)           if such termination is for Cause, by the Participant on or before his last day worked whether or not the Committee has made its final determination that there is Cause for termination as of that last day worked; and

(e)           in the case of a Participant’s voluntary termination of employment, his last day worked.”

(2)	Effective as of January 1, 2010:

(a)	In Article 2, the definition of “Retirement” is changed in its entirety to read as follows:

“(hh)           “Retirement” shall mean termination of employment with the Company or any affiliate of the Company with eligibility to immediately commence to receive a pension under the Company’s noncontributory defined benefit pension plan as in effect on the Employee’s termination date, or termination of employment with the Company or any affiliate of the Company after: (1) completion of at least 30 years of employment  with the Company, (2) attainment of age 60 and completion of at least 5 years of employment with the Company, or (3) attainment of age 55 and completion of at least 10 years of employment with Company.  With respect to an individual who is not a participant in the Company’s noncontributory pension plan, Retirement also shall mean any termination of employment with the Company which would have entitled such individual to be eligible to immediately commence to receive a pension under the Company’s noncontributory defined benefit pension plan had the individual been a participant.”

(b)	Section 7.5(a) is changed in its entirety to read as follows:

“(a)           Restrictions with respect to Shares covered by an outstanding Restricted Stock Award held by a Director shall lapse upon the date of his or her mandatory retirement from the Board by reason of age.  In the case of an Employee’s Retirement, restrictions remaining in respect of a Restricted Stock Award held by that employee as of the date of Retirement shall continue to lapse and vest after Retirement as provided in the applicable Award Agreement; provided however, the Company may in its sole discretion reduce each outstanding Restricted Stock Award held by such employee with respect to which restrictions have not yet lapsed by the number of Shares sufficient in value to pay the employee’s share of any tax withholdings required in connection with such continued vesting after Retirement.  Any outstanding restrictions shall lapse in case of death or Disability of the holder of a Restricted Stock Award.  Evidence of Disability will be entitlement to disability income benefits under the Federal Social Security Act; and”

IN WITNESS WHEREOF, AK Steel Holding Corporation has caused this Second Amendment to the Plan to be executed this 2nd day of November, 2009.

AK STEEL HOLDING CORPORATION

By:	/s/ David C.Horn
David C. Horn, Senior Vice President,
General Counsel and Secretary